American DG Energy Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@americandg.com www.americandg.com    FOR IMMEDIATE RELEASE

Investor Contact:
John N. Hatsopoulos
American DG Energy Inc.
781.622.1120
john.hatsopoulos@americandg.com

 American DG Energy Reports First Quarter 2017 Financial Performance
Delivers positive Adjusted EBITDA from continuing operations of $23,532 for the quarter

WALTHAM, Mass. - May 11, 2017 - American DG Energy Inc. (NYSE MKT: ADGE, the "Company"), an On-Site Utility provider offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and fitness facilities, reported total revenues of $1,718,164 for the first quarter of 2017, compared to $1,514,449 for the first quarter of 2016, a 13.5% increase. GAAP diluted earnings per share (EPS) was a loss of $0.01 for the first quarter of 2017 versus a loss of $0.02 for the first quarter of 2016.

Speaking about the quarter, Co-Chief Executive Officer Benjamin Locke noted, “We continue to manage the company toward maximizing the business potential of the installed fleet. Our sites improvement initiative, including upgrading electrical metering for eighty percent of the fleet, delivered excellent margin improvement alongside new revenue growth. The over 70% year-on-year growth in demand savings-related revenue generated in the first quarter is an excellent example of the potential these improvements can produce. Looking ahead, we expect to complete the remainder of the planned site improvements and electrical metering upgrades by year end and look forward to a similar proportional improvement in revenues and adjusted gross margins (excluding depreciation), setting the company up for what we expect to be a profitable future as a subsidiary of Tecogen Inc.”

Reflecting upon the Company's ongoing efforts to optimize its On-Site Utility business, On-Site Utility gross margin excluding depreciation improved in the first quarter of 2017 to 31.4% versus 25.2% for the same period in 2016, a 6.2 percentage point improvement in gross margin resulting in a 25% improvement in adjusted gross margin.

In addition, the Company delivered a cash flow positive quarter on an adjusted EBITDA cash flow basis (as defined below), with inflows of $23,532 for the first quarter of 2017 as compared to outflows of $42,679 in the comparable prior year period.

Chief Financial Officer Bonnie Brown observed, “With the elimination of the remaining balance of the convertible debt at year end 2016, the Company enjoyed a significant improvement in leverage ratios and reduction in interest expense in the first quarter of 2017. This benefit was partially offset by the mark-to-market decline in the value of our remaining stake in EuroSite Power Inc. following that company’s decision to de-list their shares at year end 2016. We will continue to evaluate best uses of capital going forward and position our balance sheet to support ongoing improvement in the operations of the Company."

Major Highlights:

Consolidated Financial Results

•	Our revenues increased to $1,718,164 for the first quarter of 2017 compared to $1,514,449 for the same period in 2016, an increase of $203,715 or 13.5%.

•
On-Site Utility Energy revenues in the first quarter of 2017 was $1,627,498 compared to $1,364,285 for the same period in 2016, an increase of $263,213 or 19.3%, due to the increase in production and demand billing.

•
During the first quarter of 2017, our gross margins were 3.6% compared to 1.7% for the same period in 2016, an improvement of 118.5%, reflecting the ongoing benefit from reductions in fuel and maintenance costs as a percentage of sales.

•
Costs associated with the sale of our energy revenues was $1,116,305 for the first quarter of 2017 and $1,020,713 for the first quarter of 2016. As a result, On-Site Utility Energy gross margins, excluding depreciation, were 31.4% in the first quarter of 2017, compared to 25.2% for the same period in 2016, an improvement of 24.6% quarter over quarter.

•
Overall operating expenses increased to $599,077 for the first quarter of 2017 versus $559,164 for the same period in 2016, a 7.1% increase or $39,913 due to higher legal expense related to the planned merger with Tecogen Inc.

•
As a result of our focused efforts to improve fleet operations, adjusted EBITDA cash flows (as defined below) improved by $66,211, reaching a positive "inflow" of $23,532 for the first quarter of 2017, versus an "outflow" of $42,679 for the same period in 2016.

•	The loss from operations in the first quarter of 2017 was $536,852 compared to a loss of $534,057 for the same period in 2016, a slight increase of $2,795 or 0.5%.

•
During the first quarter of 2017 certain inventory items amounting to $946,883 were sold to Tecogen Inc. to raise cash following the repayment of the convertible debt at the end of 2016. The net transaction, with income offset by carrying value had no impact on the Q1 2017 financial statements.

•
Our GAAP cash flow from operations was a positive $1.047 million compared to a negative $893 thousand, a substantial improvement of $1.941 million, quarter over quarter, with the sale of inventory items to Tecogen Inc. accounting for about half of this improvement.

Operations

•	Improved efficiencies resulted in a 5% reduction of maintenance costs for our fleet and a 1% reduction in fuel costs quarter over quarter.

•	Overall energy production (thermal and electrical) for the first quarter of 2017 increased by 19% compared to the same period in 2016.

•
The Company is continuing to implement its program to upgrade electrical metering such that we can accurately measure the CHP system’s benefit in reducing site peak electrical demand. By measuring this portion of site savings accurately, the company is eligible to collect revenue proportional to this savings. With eighty percent of the sites upgraded to date, the Company grew first quarter revenue attributed to demand savings by 74.3% over the prior year period, to $83,739 in the current year quarter as compared to $48,050 for the first quarter of 2016. We expect further site upgrade work to bring similar proportional growth in revenues.

•
Electric rates, used as the basis for customer invoicing, increased on average 2.6% for the first quarter of 2017 when compared to the same period in 2016. Gas prices increased slightly by 0.5% quarter over quarter. This proportionally increases the value of our energy produced with a minimal negative offset relative to fuel costs.

•	In total, as of March 31, 2017, we operated 92 systems totaling 5,445 kW of installed capacity.

•	Revenue for the quarter was attributable to the following core markets:

Fitness	19%
Hospitality	12%
Housing	27%
Education	13%
Healthcare	22%
Other	7%
Total	100%

•	The revenue was distributed by energy type as is outlined in the following table:

Electricity	58%
Thermal	42%
Cooling	0%
Total	100%

American DG Energy will hold its earnings conference call today, May 11, 2017 at 1:00 p.m. Eastern Time. To listen, dial (866) 364-3819 within the U.S., (855) 669-9657 from Canada, or (412) 902-4209 from other international locations. Participants should reference American DG Energy to access the call. We suggest you begin dialing at least 10 minutes before the scheduled starting time. Alternately, to register for and listen to the live webcast, please go to http://investors.americandg.com/webcast.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Thursday, May 18, 2017. To listen to the playback, dial (877) 344-7529 within the U.S. (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and reference Replay Access Code 10105521. Following the call, the webcast will be archived for 30 days.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,127,252	$338,627
Accounts receivable, net	778,044	815,748
Unbilled revenue	17,079	18,797
Due from related party	71,468	87,845
Inventory	109,823	128,680
Assets held for sale	—	946,883
Prepaid and other current assets	356,496	299,667
Total current assets	2,460,162	2,636,247
Property and equipment, net	15,548,797	15,831,160
Investment securities	519,568	637,651
TOTAL ASSETS	$18,528,527	$19,105,058

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$257,100	$270,078
Accrued expenses and other current liabilities	635,238	522,525
Due to related party	183,030	127,904
Total current liabilities	1,075,368	920,507
Long-term liabilities:
Loan due to related party	850,000	850,000
Total liabilities	1,925,368	1,770,507
Commitments and contingencies (Note 8)
Stockholders' equity:
American DG Energy Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 50,684,095 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	50,684	50,684
Additional paid-in capital	58,852,221	58,823,704
Accumulated other comprehensive loss-investment securities	(254,931)	(136,848)
Accumulated deficit	(42,025,342)	(41,381,221)
Total American DG Energy Inc. stockholders’ equity	16,622,632	17,356,319
Noncontrolling interest	(19,473)	(21,768)
Total stockholders' equity	16,603,159	17,334,551
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,528,527	$19,105,058

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenues
Energy revenues	$1,627,498	$1,364,285
Turnkey & other revenues	90,666	150,164
	1,718,164	1,514,449
Cost of sales
Fuel, maintenance and installation	1,131,104	1,051,261
Depreciation expense	524,835	438,081
	1,655,939	1,489,342
Gross profit	62,225	25,107
Operating expenses
General and administrative	442,795	377,638
Selling	1,704	20,524
Engineering	154,578	161,002
	599,077	559,164
Loss from operations	(536,852)	(534,057)

Other income (expense), net
Interest and other income	4,716	12,715
Interest expense	(13,215)	(324,332)
	(8,499)	(311,617)
Loss from continuing operations before provision for income taxes	(545,351)	(845,674)
Provision for income taxes	(87,365)	(66,427)
Loss from continuing operations	(632,716)	(912,101)
Income attributable to the noncontrolling interest	(11,405)	(1,036)
Loss attributable to American DG Energy Inc. from continuing operations	(644,121)	(913,137)
Loss from discontinued operations (Note 4)	—	(188,058)
Net loss attributable to American DG Energy Inc.	(644,121)	(1,101,195)
Other comprehensive loss - unrealized loss on securities	(118,083)	—
Comprehensive loss	$(762,204)	$(1,101,195)

Loss per share from continuing operations attributable to American DG Energy Inc. - basic and diluted	$(0.01)	$(0.02)
Loss per share from discontinued operations attributable to American DG Energy Inc. - basic and diluted	$—	$—
Net loss per share - basic and diluted	$(0.01)	$(0.02)
Weighted average shares outstanding - basic and diluted	50,684,095	50,684,095

Non-GAAP financial disclosure
Loss from operations	$(536,852)	$(534,057)
Depreciation	531,867	449,075
Stock based compensation	28,517	42,303
Adjusted EBITDA from continuing operations	$23,532	$(42,679)

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to American DG Energy, Inc.	$(644,121)	$(1,101,195)
Income attributable to noncontrolling interest	11,405	1,036
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	531,867	449,075
Loss from discontinued operations	—	188,058
Amortization of deferred financing costs	—	10,141
Non-cash interest expense	—	282,072
Stock-based compensation	28,517	42,303
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable and unbilled revenue	39,422	(249,147)
Due from related party	16,377	(1,104)
Inventory	18,857	110,633
Assets held for sale	946,883	—
Prepaid and other current assets	(56,829)	(71,153)
Increase (decrease) in:
Accounts payable	(12,978)	(4,306)
Accrued expenses and other current liabilities	112,713	92,226
Due to related party	55,126	(641,982)
Net cash provided by (used in) operating activities	1,047,239	(893,343)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(249,504)	(529,251)
Net cash used in investing activities	(249,504)	(529,251)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to noncontrolling interest	(9,110)	(13,258)
Net cash used in financing activities	(9,110)	(13,258)

Net increase (decrease) in cash and cash equivalents	788,625	(1,435,852)
Cash and cash equivalents, beginning of the period	338,627	4,999,709
Cash and cash equivalents, end of the period	$1,127,252	$3,563,857
Supplemental disclosures of cash flows information:
Cash paid during the period for:
Income taxes	$1,800	$48,824
Non-cash investing and financing activities:
Distribution of nonmonetary assets	$—	$340,069